Exhibit 99.1

Contacts: Rob Stewart Investor Relations
FOR RELEASE	Tel (949) 480-8300
July 22, 2010	Fax (949) 480-8301

ACACIA RESEARCH REPORTS
SECOND QUARTER FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – July 22, 2010 – Acacia Research Corporation(1) (Nasdaq: ACTG) today reported results for the three months ended June 30, 2010.

Acacia Research reported quarterly revenues of $15,006,000 during the second quarter of 2010, as compared to $14,356,000 in the comparable prior year quarter.

Trailing twelve-month revenues totaled $90.8 million as of June 30, 2010, as compared to $90.2 million as of March 31, 2010, $67.3 million as of December 31, 2009, $65.7 million at September 30, 2009, and $63.4 million as of June 30, 2009.

Acacia Research reported a second quarter 2010 GAAP net loss of $3,866,000, or $0.12 per share, as compared to a quarterly net loss of $2,923,000, or $.10 per share for the comparable prior year quarter.  Included in the second quarter 2010 net results are non-cash stock compensation and patent amortization charges totaling $3,940,000, as compared to $3,241,000 of non-cash charges in the comparable prior year quarter.  Non-cash charges increased due primarily to scheduled amortization on patent portfolios acquired since the end of the prior year quarter.

Second quarter 2010 revenues included license fees from 89 new licensing agreements covering 22 of our technology licensing programs, as compared to 22 new licensing agreements covering 16 of our technology licensing programs in the comparable prior year quarter.  Second quarter 2010 revenues included initial license fee revenues for 2 of our technology licensing programs, as compared to initial license fees for one of our technology licensing programs in the comparable prior year quarter.

Second quarter 2010 inventor royalties, including net (income) loss attributable to noncontrolling interests in operating subsidiary, totaled $2,622,000, as compared to $4,140,000 in the comparable prior year quarter.  Second quarter 2010 contingent legal fees expenses were $3,465,000, as compared to $3,190,000 in the comparable prior year quarter.  On a combined basis, inventor royalties, including net (income) loss attributable to noncontrolling interests in operating subsidiary, and contingent legal fees, as a percentage of total revenues decreased to 41%, as compared to 51% in the comparable prior year quarter, primarily due to lower inventor royalty rates for the portfolios generating revenues during the second quarter of 2010.  The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  These expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of license agreements executed each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

Second quarter 2010 marketing, general and administrative expenses increased 5% to $6,056,000 (including non-cash stock compensation charges of $2,064,000) from $5,748,000 (including non-cash stock compensation charges of $2,181,000) in the comparable prior year quarter, primarily due to a minor net increase in engineering and licensing personnel, an increase in variable performance-based compensation costs and an increase in corporate, general and administrative costs.

Second quarter 2010 litigation and licensing expenses-patents increased to $4,433,000 versus $2,753,000 in the comparable prior year quarter, due to an increase in litigation and licensing support related out of pocket expenses, third party technical consulting expenses, professional expert expenses and other litigation support and administrative costs incurred in connection with certain of our licensing and enforcement programs that went to trial and concluded during the second quarter of 2010, our continued investment in certain of our licensing and enforcement programs with trial dates scheduled for 2010 and 2011, and new licensing and enforcement programs commenced since the end of the prior year quarter.  The increase was partially offset by a decrease in costs related to certain of our enforcement programs that went to trial and/or otherwise concluded in periods prior to the second quarter of 2010.  Second quarter 2010 litigation and licensing expenses-patents decreased 21%, versus the $5.6 million of licensing expenses-patents recorded in the fourth quarter of 2009.

“Acacia accelerated its growth in the second quarter with a record 12 new patent portfolios for future licensing, as we continue to build our leadership position in patent licensing.  Quarterly revenues will continue to be uneven,” commented Acacia Chairman and CEO, Paul Ryan.

“Acacia's success in completing over 870 licensing agreements covering 75 different technologies is generating new agreements with technology companies, universities, research centers, and large multinational companies based in the US, Europe, and Asia wanting to partner with us for the licensing of their patented technologies,” concluded Mr. Ryan.

Financial Condition

Cash and cash equivalents and investments totaled $69,653,000 as of June 30, 2010 compared to $53,887,000 as of December 31, 2009.  Total assets were $91,447,000 as of June 30, 2010 compared to $78,256,000 as of December 31, 2009.

Cash inflows from operations totaled $16,188,000 for the six months ended June 30, 2010, as compared to cash inflows from operations of $9,187,000 during six months ended June 30, 2009.

During the second quarter of 2010 we acquired 12 new patent portfolios as described below.  During the six months ended June 30, 2010, patent related acquisition costs totaled $2,279,000, as compared to $412,000 during the comparable 2009 period.

Refer to the section below entitled “Summary Financial Information” for summary consolidated balance sheet, income statement and cash flow information as of and for the three and six months ended June 30, 2010.

Business Highlights and Recent Developments

Business highlights of the second quarter of 2010 and recent developments include the following:

(Note:  Acacia Patent Acquisition LLC, Automated Facilities Management Corporation, Data Network Storage LLC, Database Structures Inc., Document Generation Corporation, Financial Systems Innovation LLC, Hospital Systems Corporation, Internet Coupon Solutions LLC, IP Innovation LLC, Light Transformation Technologies LLC, Network Gateway Solutions LLC, Summit Data Systems LLC, Telematics Corporation, Video Enhancement Solutions LLC and WebMap Technologies LLC are all wholly owned operating subsidiaries of Acacia Research Corporation):

•	Second quarter 2010 included license fees from 22 of our technology licensing programs including the following:

•Audio Communications Fraud Detection technology
•Credit Card Fraud Protection technology
•Digital Video Enhancement technology(2)
•Disk Array Systems & Storage Area Network technology
•DMT® technology
•Document Generation technology
•Facilities Operation Management System technology
•File Locking In Shared Storage Networks technology
•Image Resolution Enhancement technology
•Improved Lighting technology
•Interactive Mapping technology

•Lighting Ballast technology
•Location Based Services technology
•Mutli-Dimensional Database Compression technology
•Network Remote Access technology
•Online Auction Guarantee technology
•Online Newsletters with Links technology(2)
•Online Promotion technology
•Picture Archiving & Communications System technology
•Pop-up Internet Advertising technology
•Storage Technology
•Telematics technology

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(2) Initial license fees were recorded for these licensing programs in the second quarter of 2010.

•	Automated Facilities Management Corporation entered into settlement and license agreements with the following licensees:

•eMaint Enterprises, LLC •Service Management Systems, Inc. •Zoho Corporation	•Vermont Systems, Incorporated •DP Solutions, Inc.

The agreements resolved patent litigation that was pending in the United States District Court for the District of Nebraska.

•
Data Network Storage LLC entered into settlement and license agreements with Compellent Technologies, Inc. and Netgear, Inc. covering a patent portfolio that relates to storage area network technology.  This agreement resolves patent litigation that was pending in the United States District Court for the Southern District of California.

•
Database Structures Inc. entered into a license agreement with International Business Machines Corporation regarding patents relating to data compression techniques.  The license agreement resolves litigation that was pending in the Southern District of California

•
Document Generation Corporation entered into a settlement agreement with Cerner Corporation covering patents relating to document generation software.  The agreement resolves litigations that were pending in the United States District Court for the Eastern District of Texas and United States District Court for the Southern District of Illinois with respect to certain Cerner products. The document generation technology generally relates to the generation of a document utilizing user-modifiable document structures, a database including information to be placed into a particular document structure, and a computing device which combines the particular document structure with relevant information stored in the database.

•
Financial Systems Innovation LLC entered into agreements with the following licensees resolving  Civil Action No. 4:07-cv-00122, that was pending in the United States District Court for the Northern District of Georgia:

•	Build-A-Bear Workshop, Inc.
•	Retail Ventures, Inc.
•	Ross Stores, Inc.

The expired patent asserted in this litigation generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions.  The system includes an electronic card reader, and the generation and use of a transaction number, which specifically identifies each transaction processed within the system.

•
Hospital Systems Corporation entered into license agreements with DR Systems, Inc. and ScImage, Inc. covering a portfolio of patents that apply to medical picture archiving and communication system (PACS) technology.  The agreements resolve the parties’ dispute that was pending in the District Court for the Eastern District of Texas.

•
Internet Coupon Solutions LLC entered into settlement agreements with Valassis Communications, Inc., News America Marketing Interactive, LLC and Coupons.com Incorporated covering a patent relating to online coupons.  The agreements resolve litigation between Internet Coupon and Valassis that was pending in the United States District Court for the Eastern District of Texas, Tyler Division, Civil Action Case No. 6:09 CV 261.

•
IP Innovation, LLC entered into a license agreement with Microsoft Corporation covering patents that apply to technology for enhancing image resolution.  The agreement resolves a lawsuit that was pending in the United States District Court for the Northern District of Illinois.

•
Light Transformation Technologies LLC entered into a settlement and license agreement with Osram Sylvania Inc.  This agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas, Civil Action No. 2:09-cv-00354-TJW.The patented technology in this litigation generally relates to light emitting diodes (LEDs) and, more particularly, to light transformers for efficiently directing and redistributing light from a light source.

•
Network Gateway Solutions LLC entered into settlement agreements with the following companies resolving patent litigation that was pending in the United States District Court for the District of Delaware.

•Media5 Corporation (including its division Mediatrix Telecom) •Patton Electronics Co. •Quintum Technologies, LLC •Sonus Networks, Inc.	•Alcatel-Lucent and Alcatel-Lucent USA, Inc •Metaswitch, Inc. •Avaya, Inc.

•	Summit Data Systems LLC entered into a Patent License and License Option Agreement with RPX Corporation.

•
Telematics Corporation entered into patent license agreements with Navman Wireless Holdings LP and Blue Sky Network, LLC. Telematics’ patented technology generally relates to systems and methods for displaying mobile vehicle information on a map.  This technology can be used in navigation and fleet management systems that combine wireless communication with GPS tracking and map displays.

•
Video Enhancement Solutions, LLC entered into a settlement and license Agreement with Hoya Corporation and its subsidiary Pentax of America, Inc.  The agreement resolves litigation between Video Enhancement Solutions, LLC and Pentax of America, Inc. that was pending in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action Case No. 1:09-cv-03391-JOF. This patented technology generally relates to the enhancement of digital video images and has applications in a wide variety of consumer electronics products, such as TV’s, DVD/Blu-ray players, game consoles, smart phones and cameras, in reducing artifacts created during digital video encoding.

•
WebMap Technologies, LLC entered into a settlement and license agreement with Yelp! Inc.  The agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas, Civil Action No. 2:09-CV-0343-DF. This patented technology generally relates to aggregating and expressing geographically linked data on interactive internet maps.  This technology can be used to place geographic locations and associated data on an interactive map, and also to search geographic locations on the interactive map and return geographically-referenced data from one or more users.  WebMap Technologies, LLC also entered into settlement agreements with The Washington Post Company; Travelocity.com LP; IAC/InterActiveCorp; CityGrid Media, LLC; City Accommodations Network, Inc.; Expedia, Inc.; and TripAdvisor Holdings, LLC. The agreements resolve patent litigation that was pending in the United States District Court for the Eastern District of Texas.

•
Acacia Research Corporation’s subsidiaries continued their patent and patent rights acquisition activities, acquiring a total of 12 new patent portfolios in the second quarter of 2010, including the following:

•
In April 2010, acquired the rights to a patent for camera support technology from GlobalMedia Group, LLC, a privately held company specializing in telemedicine software and hardware products. The patented technology generally relates to an apparatus for supporting cameras and can be used to mount Web cameras to structures such as monitors and laptops.

•
In May 2010, acquired the rights to patents relating to lighting control technology. This patented technology generally relates to energy saving and control features of residential and commercial electrical lighting circuits and switches.

•
In May 2010, acquired the rights to patents for greeting card technology. This patented technology generally relates to the processing and printing of greeting cards and can be used by online merchants.

•	In May 2010, acquired the rights to a patent for evaluation of diamonds and gemstones. This patented technology uses computer models to generate faster and more accurate diamond and gemstone grading.
•
In May 2010, acquired patents for optical recording technology. This patented technology generally relates to optical data storage devices and optical recording media, such as CDs, DVDs and Blu-ray Discs.

•
In June 2010 a subsidiary, in continuing its relationship with a major technology company, acquired rights to a second patent portfolio from that company.  This second portfolio includes 34 US and foreign patents, as well as related applications. The patent portfolio includes patents relating to improvements in user interfaces and the technologies used to create them.  These technologies are in mobile devices such as mobile phones and tablet computers.

•	In June 2010, acquired the rights to patents relating to computer storage restoration technology. This patented technology generally relates to the restoration of storage devices to a previous state.
•
In June 2010, acquired the rights to patents for video and software technologies from a leading international research institute. The patented technologies generally relate to the encoding of video and tracking of video objects as well as software covering operating systems and object-oriented development environments.

•
In June 2010, acquired the rights to a patent for identifying items using a handheld device. This patented technology generally relates to capturing information from a source and providing items based on such information.

•
In June 2010, acquired patents for GPS technology from a Fortune 100 company. This patented technology generally relates to interference identification and mitigation in GPS receivers, such as those found in various mobile devices (e.g., mobile phones, personal navigation devices, etc.) and other consumer and commercial applications.

•
In June 2010, acquired patents for energy trading technology from a major energy company. This patented technology generally relates to the trading of electric energy between participants, such as utility companies.

•
In June 2010, acquired MEMS patents from a leading research institute. The patented technologies generally relate to microelectromechanical systems known as MEMS and can be found in devices such as pressure sensors used in automotive, medical and industrial applications.

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(1) As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

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A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 82701473 when prompted.  A replay of the audio presentation will be available for 30 days at (800) 642-1687 for domestic callers and (706) 645-9291 for international callers, both of whom will need to enter the Conference ID 82701473 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research’s subsidiaries control over 150 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the first quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research's financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues	$15,006	$14,356	$54,778	$31,313

Operating costs and expenses:
Cost of revenues:
Inventor royalties	2,877	2,019	6,788	7,396
Contingent legal fees	3,465	3,190	7,872	6,722
Litigation and licensing expenses - patents	4,433	2,753	8,129	4,461
Amortization of patents	1,876	1,060	3,579	2,125
Marketing, general and administrative expenses (including non-cash stock compensation expense of $2,064 and $3,959 for the three and six months ended June 30, 2010, respectively and $2,181 and $4,101 for the three and six months ended June 30, 2009, respectively)	6,056	5,748	12,388	11,126
Research, consulting and other expenses - business development	453	396	825	810
Total operating costs and expenses	19,160	15,166	39,581	32,640
Operating income (loss)	(4,154)	(810)	15,197	(1,327)
Total other income	20	47	39	334
Income (loss) from operations before provision for income taxes	(4,134)	(763)	15,236	(993)
Benefit (provision) for income taxes	13	(39)	(308)	(77)
Net income (loss) including noncontrolling interests in operating subsidiary	(4,121)	(802)	14,928	(1,070)
Net (income) loss attributable to noncontrolling interests in operating subsidiary	255	(2,121)	(282)	(2,121)
Net income (loss) attributable to Acacia Research Corporation	$(3,866)	$(2,923)	$14,646	$(3,191)

Net income (loss) per common share attributable to Acacia Research Corporation:
Basic income (loss) per share	$(0.12)	$(0.10)	$0.47	$(0.11)
Diluted income (loss) per share	$(0.12)	$(0.10)	$0.43	$(0.11)

Weighted average number of shares outstanding, basic	31,664,869	29,741,168	31,258,394	29,690,595
Weighted average number of shares outstanding, diluted	31,664,869	29,741,168	34,133,988	29,690,595
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(1)	Certain operating costs and expenses previously reported for the three and six months ended June 30, 2009 have been reclassified to conform with the current period presentation.
(2)
Reflects adjustments to the previously reported financial information for the three and six months ended June 30, 2009 for the change in accounting policy for term license agreements, as disclosed under Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 25, 2010, as amended on February 26, 2010.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$67,501	$51,735
Accounts receivable	2,595	5,110
Prepaid expenses and other current assets	1,839	1,081
Total current assets	71,935	57,926

Property and equipment, net of accumulated depreciation	145	163
Patents, net of accumulated amortization	16,710	17,510
Investments - noncurrent	2,152	2,152
Other assets	505	505
	$91,447	$78,256

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,120	$8,006
Royalties and contingent legal fees payable	5,306	12,402
Deferred revenues	-	1,510
Total current liabilities	14,426	21,918

Other liabilities	280	369
Total liabilities	14,706	22,287
Total stockholders' equity	76,741	55,969
	$91,447	$78,256

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash flows from operating activities:
Net income (loss) including noncontrolling interests in operating subsidiary	$(4,121)	$(802)	$14,928	$(1,070)
Adjustments to reconcile net income (loss) including noncontrolling interests in operating subsidiary to net cash provided by (used in) operating activities :
Depreciation and amortization	1,897	1,091	3,625	2,188
Non-cash stock compensation	2,064	2,181	3,959	4,101
Loss on investments	-	-	-	(34)
Changes in assets and liabilities:
Accounts receivable	(760)	6,858	2,515	4,904
Prepaid expenses and other assets	(352)	(1,706)	(758)	(1,433)
Accounts payable and accrued expenses	454	735	525	1,308
Royalties and contingent legal fees payable	(2,088)	(1,788)	(7,096)	(469)
Deferred revenues	(10)	-	(1,510)	(308)
Net cash provided by (used in) operating activities	(2,916)	6,569	16,188	9,187

Cash flows from investing activities:
Purchase of property and equipment	(19)	(16)	(28)	(23)
Sale of available-for-sale investments	-	-	-	150
Patent acquisition costs	(959)	(250)	(2,279)	(412)
Net cash used in investing activities	(978)	(266)	(2,307)	(285)

Cash flows from financing activities:
Distributions to noncontrolling interests in operating subsidiary	(304)	-	(2,788)	-
Repurchased restricted common stock	-	(1,058)	-	(1,058)
Proceeds from the exercise of stock options	4,174	-	4,673	-
Net cash provided by (used in) financing activities	3,870	(1,058)	1,885	(1,058)

Increase (decrease) in cash and cash equivalents	(24)	5,245	15,766	7,844

Cash and cash equivalents, beginning	67,525	50,878	51,735	48,279

Cash and cash equivalents, ending	$67,501	$56,123	$67,501	$56,123